Subscription Agreement
     This subscription agreement (this “Subscription Agreement”) is dated August 16, 2007, by and between the investor identified on the signature page hereto (the “Investor”) and Emisphere Technologies, Inc., a Delaware corporation (the “Company”), whereby the parties agree as follows:
     1. Subscription.
          Investor agrees to buy and the Company agrees to sell and issue to Investor (i) such number of shares of common stock, par value $0.01 per share (the “Common Stock”), of the Company, set forth on the signature page hereto (the “Shares”), and (ii) warrants to purchase such number of shares of Common Stock set forth on the signature page hereto (the “Warrants” and together with the Shares, the “Securities”) for an aggregate purchase price set forth on the signature page hereto (the “Purchase Price”).
          The Securities have been registered on a Registration Statement on Form S-3, Registration No. 333-133087, which registration statement (together with any registration statement filed by the Company pursuant to Rule 462(b) under the Securities Act, the “Registration Statement”) has been declared effective by the Securities and Exchange Commission (the “Commission”) and has remained effective since such date and is effective on the date hereof.
          Subject to the last sentence of this Section 1, on August 22, 2007 (the “Closing Date”), Investor shall remit by wire transfer the amount of funds equal to the Purchase Price for the Securities being purchased by Investor to the following account:
Chase Bank NYC
ABA: 021-000-021
Account Name: Lehman Brothers Inc.
Account Number: 140-094-221
FFC: Emisphere Technologies Inc
FFC#: 831-37354-1-0-894
          NO LATER THAN ONE (1) BUSINESS DAY AFTER THE EXECUTION OF THIS SUBSCRIPTION AGREEMENT BY THE INVESTOR AND THE COMPANY, THE INVESTOR SHALL DIRECT THE BROKER-DEALER AT WHICH THE ACCOUNT OR ACCOUNTS TO BE CREDITED WITH THE SHARES ARE MAINTAINED TO SET UP A DEPOSIT/WITHDRAWAL AT CUSTODIAN (“DWAC”) INSTRUCTING THE TRANSFER AGENT TO CREDIT SUCH ACCOUNT OR ACCOUNTS WITH THE SHARES ON THE CLOSING DATE.
          Upon receipt of the Purchase Price by the Company (i) shall cause its transfer agent to deliver to Investor the Shares via the Depository Trust Company’s (“DTC”) Deposit or Withdrawal at Custodian system and (ii) shall deliver to Investor the Warrants via the instructions set forth on the signature page hereto, such Shares and Warrants to be registered in such name or names as designated by the Investor on the signature page hereto. The Shares and Warrants shall be unlegended and free of any resale restrictions.
      The obligations of the Investor set forth in this Section 1 shall be conditioned upon the consummation of the transactions contemplated by the Placement Agency Agreement, dated as of the date hereof, by and between the Company and ThinkEquity Partners LLC, provided that in no event shall the Investor be required to purchase in excess of 22.7681032% of the aggregate number of securities to be sold on the Closing Date pursuant to the Registration Statement.
     2. Company Representations and Warranties. The Company represents and warrants that: (a) it has full right, power and authority to enter into this Subscription Agreement and to perform all of its obligations hereunder; (b) this Subscription Agreement has been duly authorized and executed by and constitutes a valid and binding agreement of the Company enforceable in accordance with its terms; (c) the execution and delivery of this Subscription Agreement and the consummation of the transactions contemplated hereby including, without limitation, the issuance of shares of Common Stock upon exercise of the Warrants, do not conflict with or result in a breach or violation of (i) the Company’s Amended and Restated Certificate of Incorporation or Bylaws; (ii) any material agreement to which the Company is a party or by which any of its property or assets is bound; (iii) any applicable federal and state securities laws or (iv) the rules and regulations of the National Association of Securities Dealers (“NASD”); (d) the Shares have been duly authorized for sale and issuance, and when issued and delivered by the Company against payment therefor pursuant to this Subscription Agreement, will be validly issued, fully paid and nonassessable, the Warrants have been duly and validly authorized by the Company and upon delivery to the Investor at the Closing Date will be valid and binding obligations of the Company, enforceable in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights and remedies of creditors generally or subject to general principles of equity, the shares of Common Stock issuable upon exercise of the Warrants have been duly authorized and reserved for sale and issuance, and when issued and delivered by the Company against payment therefor in accordance with the terms thereof, will be validly issued, fully paid and nonassessable; (e) the Registration Statement and any post-effective amendment thereto, at the time it became effective, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading; (f) the prospectus contained in the Registration Statement, as amended or supplemented, did not contain as of the effective date thereof, and as of the date hereof does not contain, any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; (g) all preemptive rights, rights of first refusal or any other restrictions on the transfer or issuance of the Company’s Common Stock held by stockholders of the Company and applicable to the transactions contemplated hereby have been duly satisfied or waived in accordance with the terms of the agreements between the Company and such stockholders conferring such rights; and (h) (i) no consent or approval of the Company’s stockholders is required for the execution, delivery and performance by the Company of this Subscription Agreement and the consummation of the transactions contemplated hereby by the rules and regulations of the NASD and (ii) the National Association of Securities Dealers Automated Quotations will not subject the Company to de-listing if the Company issues the Securities or the shares of the Common Stock issuable upon exercise of the Warrants without stockholder approval on the terms contained in this Subscription Agreement.
     3. Investor Representations, Warranties and Acknowledgments. The Investor represents and warrants to, and covenants with, the Company that (a) the Investor is knowledgeable, sophisticated and experienced in making, and is qualified to make decisions with respect to, investments in securities presenting an investment decision like that involved in the purchase of the Securities, including investments in securities issued by the Company and investments in comparable companies, and has requested, received, reviewed and considered all information it deemed relevant in making an informed decision to purchase the Securities, and (b) the Investor, in connection with its decision to purchase the number of Securities set forth on the Signature Page, relied only upon any or all of the following: the Registration Statement, the Base Prospectus, the Prospectus Supplement, the Company’s regular reports on Forms 10-K, 10-Q and 8-K as filed by the Company with the Commission, that certain Final Term Sheet dated August 16, 2007, and any other free writing prospectus provided to the Investor and the representations and warranties of the Company contained herein.
     The Investor acknowledges, represents and agrees that no action has been or will be taken in any jurisdiction outside the United States by the Company that would permit an offering of the Securities, or possession or distribution of offering materials in connection with the issue of the Securities in any jurisdiction outside the United States where action for that purpose is required. Each Investor outside the United States will comply with all applicable laws and regulations in each foreign jurisdiction in which it purchases, offers, sells or delivers Securities or has in its possession or distributes any offering material, in all cases at its own expense.

     The Investor acknowledges, represents and agrees that the purchase of Securities pursuant to this Subscription Agreement satisfies all rights to purchase the Company’s securities in connection with the current offering that Investor may have pursuant to the Company’s Amended and Restated Certificate of Incorporation, the Letter Agreement between the Company and Investor dated March 31, 2005 (the “Side Letter”) and any other agreement between the Company and Investor. The Investor hereby agrees not to exercise any piggy-back registration rights it has pursuant to the Side Letter or any other agreement between the Company and Investor solely in connection with the offerings pursuant to the Registration Statement closing on the Closing Date. The Side Letter and any other agreement between the Company’s and Investor relating to registration rights shall remain unchanged and in full force and effect.
     The Investor understands that nothing in this Agreement or any other materials presented to the Investor in connection with the purchase and sale of the Securities constitutes legal, tax or investment advice. The Investor has consulted such legal, tax and investment advisors as it, in its sole discretion, has deemed necessary or appropriate in connection with its purchase of Securities.
     The Investor represents, warrants and agrees that, since the earlier to occur of (i) the date on which the Company first contacted the Investor about the Offering and (ii) the date that is the tenth (10th) trading day prior to the date of this Agreement, it has not engaged in any short selling of the Company’s securities, or established or increased any “put equivalent position” as defined in Rule 16(a)-1(h) under the Securities Exchange Act of 1934 with respect to the Company’s securities.
     The Investor represents and warrants that: (a) it has full right, power and authority to enter into this Subscription Agreement and to perform all of its obligations hereunder; (b) this Subscription Agreement has been duly authorized and executed by the Investor and constitutes a valid and binding agreement of the Investor enforceable against the Investor in accordance with its terms; (c) the execution and delivery of this Subscription Agreement and the consummation of the transactions contemplated hereby do not conflict with or result in a breach of (i) the Investor’s certificate of incorporation or by-laws (or other governing documents), or (ii) any material agreement or any law or regulation to which the Investor is a party or by which any of its property or assets is bound; and (d) prior to the execution hereof, Investor has received in portable document format, or has otherwise had access to, the Company’s base prospectus dated April 7, 2006.
     4. Miscellaneous.
          This Subscription Agreement constitutes the entire understanding and agreement between the parties with respect to its subject matter, and there are no agreements or understandings with respect to the subject matter hereof which are not contained in this Subscription Agreement. This Subscription Agreement may be modified only in writing signed by the parties hereto.
          This Subscription Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and shall become effective when counterparts have been signed by each party and delivered to the other parties hereto, it being understood that all parties need not sign the same counterpart. Execution may be made by delivery by facsimile.
          The provisions of this Subscription Agreement are severable and, in the event that any court or officials of any regulatory agency of competent jurisdiction shall determine that any one or more of the provisions or part of the provisions contained in this Subscription Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision or part of a provision of this Subscription Agreement and this Subscription Agreement shall be reformed and construed as if such invalid or illegal or unenforceable provision, or part of such provision, had never been contained herein, so that such provisions would be valid, legal and enforceable to the maximum extent possible, so long as such construction does not materially adversely effect the economic rights of either party hereto.
          All communications hereunder, except as may be otherwise specifically provided herein, shall be in writing and shall be mailed, hand delivered, sent by a recognized overnight courier service such as Federal Express, or sent via facsimile and confirmed by letter, to the party to whom it is addressed at the following addresses or such other address as such party may advise the other in writing:
          To the Company: as set forth on the signature page hereto.
          To the Investor: as set forth on the signature page hereto.
All notices hereunder shall be effective upon receipt by the party to which it is addressed.
           This Subscription Agreement shall be governed by and interpreted in accordance with the laws of the State of New York for contracts to be wholly performed in such state and without giving effect to the principles thereof regarding the conflict of laws. To the extent determined by such court, the prevailing party shall reimburse the other party for any reasonable legal fees and disbursements incurred in enforcement of, or protection of any of its rights under this Subscription Agreement.

     If the foregoing correctly sets forth our agreement, please confirm this by signing and returning to us the duplicate copy of this Subscription Agreement.

EMISPHERE TECHNOLOGIES, INC.
By:	/s/ William T. Rumble
	Name:	William T. Rumble
	Title:	Corporate Controller (Principal Accounting Officer)

Number of Shares:

Number of Warrants:

(such number to be equal to 20% of the number
of Shares being purchased by the Investor)
Purchase Price Per Unit: $3.785
Aggregate Purchase Price:		Address for Notice:

INVESTOR:		765 Old Saw Mill River Road
MHR INSTITUTIONAL PARTNERS II LP		Tarrytown, New York 10591
Facsimile: (914) 593-8253
By: MHR Institutional Partners II LLC,		Attention: Chief Executive Officer
its General Partner

By:	/s/ Hal Goldstein

Name:	Hal Goldstein
Title:	Vice President

Address for Notice and Delivery of the Warrants:

Facsimile:

Attention:

DWAC Instructions for Delivery of the Shares:
Name of DTC Participant:

DTC Participant Number:

Account Number: